Prospect Capital Provides Financing for Private Equity Sponsors in Recapitalization of Regional Management Corp.

NEW YORK, NY -- 07/13/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that on June 29, 2007, Prospect committed to provide, and subsequently funded, debt financing of $25.0 million to Regional Management Corp. ("RMC"), located in Greenville, South Carolina.

RMC is one of the leading consumer finance installment loan companies in the United States. The company offers a variety of credit products to individuals with limited access to traditional sources of consumer credit. RMC, which has been growing rapidly in the Southeast across multiple economic cycles, operates approximately 90 branch offices in South Carolina, Texas, North Carolina and Tennessee. Typical loan sizes are less than $5,000 per customer. Palladium Equity Partners ("Palladium"), a private equity firm based in New York, and Parallel Investment Partners ("Parallel"), a private equity firm based in Dallas, co-sponsored the recapitalization of RMC in March 2007 in partnership with management.

Prospect's debt capital is being utilized by RMC to recapitalize a bridge loan by Palladium and Parallel and to provide capital for add-on acquisitions.

"Prospect's team has impressed us with their responsiveness to our capital needs, and we would recommend them to other private equity sponsors," said Erik Scott, a principal with Palladium.

"This investment reflects our previously articulated strategies both to increase our business with private equity sponsors and to broaden the diversification of our portfolio," said Montgomery Cook, a managing director with Prospect Capital Management, LLC. "Because of RMC's strict underwriting procedures, focus on areas other than the mortgage market, and impressive performance over multiple economic cycles, we believe RMC does not face the same credit issues as seen recently in the sub-prime mortgage market."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577